CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of CM Advisers Family of Funds and to the use of our report dated April 28, 2010 on CM Advisers Fund and CM Advisers Fixed Income Fund’s (each a series of shares of CM Advisers Family of Funds) financial statements and financial highlights.   Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP
Philadelphia, Pennsylvania
June 25, 2010